NEWS RELEASE

NYSE: ONB

oldnational.com

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Media:
Kathy Schoettlin,
Chief Communications Officer
812-465-7269

FOR IMMEDIATE RELEASE –
July 9, 2012

Old National Appoints Former Chief Justice
Randall Shepard to Corporate Board of Directors

Evansville, Ind. (July 9, 2012) – Old National Bancorp today announced the appointment of former Chief Justice Randall Shepard to its Corporate Board of Directors. The board action took place to fill a vacancy created by the retirement of Joseph Barnette.

Shepard retired in March after serving on the Indiana Supreme Court for 27 years. As a corporate board member, he will define goals and enforce standards while providing oversight of the corporation.

“We are pleased to have Justice Shepard join our Board of Directors,” said Old National Board Chairman Larry Dunigan. “He will be a tremendous addition to our board bringing a wealth of knowledge and experience from the governmental and political arena.”

Shepard had been chief justice for a quarter of a century, making him the nation’s longest-serving state court chief justice.

Shepard is a Hoosier native. He is a graduate of Princeton University, as well as Yale Law School, and he earned a Master of Laws degree in the judicial process from the University of Virginia. Shepard served in city government and as a judge in Evansville and Vanderburgh County before being appointed to the Indiana Supreme Court in 1985. He has been recognized nationally for his service and expertise. In 2006, he was appointed by U.S. Supreme Court Chief Justice John Roberts to serve on a committee that advises the U.S. Supreme Court. Shepard was recently named the first Executive in Residence at the Indiana University Public Policy Institute in IU’s School of Public and Environmental Affairs in Indianapolis.

About Old National

Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $8.9 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns Old National Insurance which is one of the top 100 largest agencies in the US and the 10th largest bank-owned insurance agency. For more information and financial data, please visit Investor Relations at oldnational.com.

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